Exhibit 10.22.1

EXECUTION COPY

February 28, 2012

Mr. Robert P. Kerley

138 Intracoastal Drive

Madison, AL 35758

Dear Robert:

As you are aware, you entered into a letter agreement with Walter Energy, Inc. (the “Company”), dated August 31, 2010, outlining the terms and conditions of your employment with the Company (the “Prior Agreement”).  Both you and the Company desire to amend the Prior Agreement in certain respects effective on and after the date hereof and to restate the Prior Agreement to read in its entirety as follows.

The following outlines the terms of your employment. While employed, you agree to devote your full time and efforts to advancing the Company’s interests.

1.              As Vice President, Corporate Controller and Chief Accounting Officer of the Company, you will report to and serve at the direction of the Chief Financial Officer of the Company or to such other person as may be designated from time to time. You will be responsible for corporate accounting, preparation of financial statements for the Board of Directors of the Company (the “Board”), filings with the SEC, establishment of accounting policies and procedures for the Company, timely and reliable financial reporting, supervision of the corporate controller’s staff, direct line responsibility for the business unit financial staff and duties customarily assigned to the Vice President, Corporate Controller and Chief Accounting Officer of the Company. Such responsibilities may be changed from time to time.

2.              Your compensation package will be as follows:

(a)         Effective March 1, 2011, your base salary is $232,875 per year, which will be subject to review and adjustment by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) and paid in accordance with the payroll practices of the Company, as they may change from time to time.  Your annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)         You will participate in the Walter Energy, Inc. Executive Incentive Plan, as it may be amended from time to time (the “EIP”) and will be eligible to earn an annual target bonus of 35% of your Base Salary (the “Target Bonus”), with an upside potential of 2 times your Target Bonus for top performance.  The actual amount of your bonus, if any, will fluctuate based upon actual performance under the performance metrics associated with the EIP.  Participation in the bonus pool is dependent upon the achievement of the Company’s annual performance goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. To receive a bonus under the EIP, you must be employed at the time the bonus is paid.  A payment under the Executive Incentive Plan will not be paid or be payable in the event you are not employed by the Company on the date Plan payments are paid. Notwithstanding anything in this letter agreement to the contrary, with respect to any bonus to be paid hereunder, such bonus will be paid in accordance with the EIP and, to the extent possible, will be structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as performance based compensation thereunder; provided however, to the extent not deductible by the Company, such payment will be deferred until it can be paid by the Company on a tax deductible basis.  Please note that participation in the Employee Stock Purchase Plan is a condition to participation in the bonus pool under the EIP.

(c)          Subject to your continued employment with the Company, you will be eligible to participate in the Company’s Amended and Restated 2002 Long-Term Incentive Award Plan, as it may be amended and restated from time to time (and any successor long-term incentive award plan) (collectively, the “LTIP”) , and will be eligible to receive annual equity grants from the Company.

(d)         Subject to your continued employment with the Company, you will be eligible for the following additional benefits:

•                  Reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

•                  Participation in the Company’s group life and health insurance benefit programs generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

•                  Participation in the Company’s retirement plan according to their terms as they may change from time to time and in accordance with its terms.

•                  Participation in the Company’s Employee Stock Purchase Plan, as it may change from time to time and in accordance with its terms.

•                  Eligibility for twenty days of vacation to be used each year in accordance with policy generally applicable to executives employed the location in which you are primarily based, as it may change from time to time. While this vacation exceeds the Company’s current policy for new hires, it is understood that there may be occasions whereby you will not be able to use all of the vacation granted to you due to responsibilities of your job. In most instances, this vacation will not be allowed to be carried over into the following year.

•                  The Company will pay for you to have an annual executive physical.

•                  Relocation to Birmingham, AL with relocation benefits in accordance with the provisions of the Walter Energy, Inc. Policy for “Relocation Expenses- Transferred Employees.”

3.              It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or pay you severance, other than as stated below, for any period of time.

4.              Severance Benefits. Subject to (a) your compliance with the restrictive covenants set forth in Sections 6, 7 and 9 below and (b) your execution, delivery and non-revocation of a waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A (the “Release”) on or prior to the 21st day following the date on which your employment with the Company terminates due to (x) the termination of your employment by the Company, other than for “Cause” (as defined below) or (y) the termination of your employment by you for “Good Reason” (as defined below), but in each case, excluding any separation from service by reason of your death or Disability (as defined below) (such date, the “Severance Date”), you will be entitled to receive the following severance payments and benefits:

•                  For the period commencing on the day immediately following the Severance Date and ending on the first anniversary of the Severance Date, monthly pay continuation with each monthly payment equal to one-twelfth (1/12) times the sum of your Base Salary and Target Bonus, in each case, as in effect on the Severance Date. Monthly payments will occur in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

•                  Except as provided below, continuation of group medical, dental, vision, group basic term life insurance, accidental death and dismemberment insurance, voluntary term life insurance, voluntary accidental death and dismemberment insurance, dependent life insurance and employee assistance program benefits, provided, to the extent applicable, regular contributions are made, at the level in effect on the Severance Date, in each case, for a period (such period, the “Continuation Coverage Period”) beginning immediately upon the Severance Date and continuing until the earliest to occur of (A) the first anniversary of the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by the Company in good faith; provided, however, that if you fail to execute and deliver the Release or revoke the Release, in either case, the Continuation Coverage Period shall cease immediately upon such date.  Such benefits shall be provided to you at the same coverage and cost to you as in effect on the Severance Date.  To the extent permitted by law, you shall be eligible to qualify for COBRA health care continuation coverage under Section 4980B of the Code, or any replacement or successor provision of United States tax law, beginning following the expiration of the period described above.  Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date.  For purposes of this subsection, you shall send written notice of the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to be provided, to the Company, in writing, correct, complete and timely information concerning the same to the extent requested by the Company;

provided, however, that the Company shall have the right to cease making such payments and you shall be obligated to repay any such amounts to the Company already paid if you fail to execute and deliver the Release within the time period provided for above or, after timely delivery, revoke it within the time period specified in such Release.

For purposes of this letter agreement, the term “Cause” shall mean:  (i) material failure to act in accordance with the reasonable instructions of the Chief Executive Officer of the Company or the Board, (ii) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (iii) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (iv) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate.

For purposes of this letter agreement, the term “Good Reason” shall mean the occurrence of any of the following conditions (in each case arising without your consent): (A) a material breach of this letter agreement by the Company or (B) a material diminution in your authority, duties or responsibilities.  Notwithstanding the foregoing, your voluntary separation from service shall be for “Good Reason” only if (x) you provide written notice of the facts or circumstances constituting a “Good Reason” condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice, and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition.  For purposes of this letter agreement, the parties agree that “Good Reason” will not exist solely because the amount of your bonus fluctuates due to performance considerations under the EIP or other Company incentive plan applicable to you and in effect from time to time.

For purposes of this letter agreement, the term “Disability” shall mean any medical condition whatsoever which leads to your absence from your job function for a continuous period of six months without you being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

5.              You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its subsidiaries or affiliates, or which result from or are suggested by any work you may do for the Company or any of its subsidiaries or affiliates, or which result from use of the Company’s or any of its subsidiaries’ or affiliates’ premises or the Company’s, its subsidiaries, its affiliates or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company or any of its predecessors or affiliates, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

6.              Non-Compete/Non-Solicit. It is understood and agreed that the nature and methods employed in the Company’s business are such that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers and employees of the Company and its subsidiaries that result in the creation of customer goodwill. Therefore, while you are employed by the Company and following the termination of your employment for any reason and continuing for a period of twelve (12) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof is in the coal mining business or like business within the Restricted Area (defined as the geographical area in which the Company or any of its subsidiaries competes at the time of your termination), unless the Board approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)         Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to Company, including but not limited to any other affiliated companies; or

(b)         Hire away any independent contractors or personnel of Company and/or entice any such persons to leave the employ of Company or its affiliated entities, successors or assigns without the prior written consent of the Company.

7.              Non-Disparagement. Following the termination of employment for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)         Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of your employment with Company, or

(b)         Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities.

8.              As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

9.              You acknowledge that the Company expects you to respect and safeguard the trade secrets and confidential information of your former employers. You agree not to disclose to the Company, use in their respective businesses, or cause them to use any information or material that is confidential to any former employer, unless such information is no longer confidential, or the Company or you have obtained the written consent of such former employer to do so. You acknowledge and agree that you will respect and safeguard the Company’s and its subsidiaries’ property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s and its subsidiaries’ business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.  Compensation Recovery Policy. It is understood and agreed that if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Compensation Committee may, in its sole discretion but acting in good faith, direct that the

Company recover all or a portion of any cash incentive, equity compensation or severance plan disbursement paid to you with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement. For purposes of this provision, errors, omissions, fraud, or misconduct may include and are not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the Securities Exchange Commission, and the Compensation Committee has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

11.       The Board believes that the Company’s executives should have a meaningful equity investment in the Company. In this regard, under the terms of the Company’s equity stock ownership policy, and subject to the terms of the policy currently in effect, you are required to acquire and maintain stock in the company having a value equal to three (3) times your annual base salary.

12.       This letter agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.  References under this letter agreement to the termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything in this letter agreement to the contrary, (i) if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between you and the Company as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day after the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this paragraph shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under this letter agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).  For purposes of Section 409A of the Code, each payment made under this letter agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

13.       The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.       It is agreed and understood that this letter agreement, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company and related business units, including without limitation, the Prior Agreement, but excluding that certain letter agreement between you and the Company, dated July 15, 2011. The parties to this letter agreement agree that the existence and terms of this letter agreement will remain confidential, unless it is required to be disclosed under applicable law.

15.       The Company shall withhold from any amounts payable hereunder all Federal, state, city or other taxes as legally shall be required.

16.       You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

[Rest of Page Intentionally Left Blank]

Robert, we are delighted to have you continue with the Company. If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Best regards,

/s/ Walter J. Sheller, III	Date	2/28/12
Walter J. Scheller, III
Chief Executive Officer
Walter Energy, Inc.

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company.

/s/ Robert P. Kerley	Date	2/28/12
Robert P. Kerley

Exhibit A

WAIVER AND GENERAL RELEASE OF CLAIMS

This Waiver and General Release of Claims (“Waiver”) is entered into with respect to the mutual promises and the payments, rights and benefits provided under that certain amended and restated letter agreement, dated February 28, 2012, by and between Walter Energy, Inc. (“Employer”) and Robert Kerley (“Employee”) (the “Letter Agreement”).

1.                                      Employee separated his employment with Employer on                                   .

2.                                      In consideration for the payments, rights and benefits provided under the Letter Agreement, on behalf of himself, his heirs, executors, administrators, and assigns, Employee, to the fullest extent permitted by law, forever releases and discharges Employer and all of its affiliated or related entities, their parent, successors, assigns, officers, directors, agents, and employees from all claims, known or unknown, of any kind which Employee may have relating to Employer (in its capacities as Employee’s former employer or otherwise), and the other released parties referred to above and which exist or are based on occurrences which have occurred on or prior to the date of execution by Employee of this Waiver.  This release includes, but is not limited to, all liabilities relating to employment and separation from employment, and for the payment of earnings, bonuses, severance pay, salary, relocation benefits, accruals under any vacation, sick leave, or holiday plans, any employee benefits, any charge, claim or lawsuit under any federal, state, or local law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000(e) et seq., as amended, (specifically, but without limitation, by the Pregnancy Discrimination Act), the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq., the National Labor Relations Act, as amended, 29 U.S.C. §141, et seq., the Immigration Reform Control Act, as amended, 29 U.S.C. §1801, et seq., and any tort, contract, and quasi-contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, or conspiracy.

3.                                      Employee represents that he has not filed any charges, including, but not limited to, charges against Employer with the Equal Employment Opportunity Commission (“EEOC”), suits, claims or complaints against Employer or the other released parties referred to above.  This Waiver forever bars all actions, claims and suits which arose or might arise in the future from any occurrences arising prior to the date of this Waiver and authorizes any court or administrative agency to dismiss any claim filed by Employee with prejudice.  If any administrative agency files any charge, claim or suit on Employee’s behalf, Employee agrees to waive all rights to recovery of any equitable or monetary relief and attorneys’ fees.

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4.                                      Except as required by law, and unless and until this Waiver is disclosed by Employer or any of its affiliates as may be required by law, the parties to this Waiver agree that the existence and terms of this Waiver will remain confidential; provided that Employee may reveal the terms of the Waiver to his legal, tax and financial advisors, and immediate family, in deciding whether to execute this Waiver, so long as Employee advises each such person that they must keep its terms confidential on the same basis as is required of Employee.

5.                                      Employee acknowledges that during the course of his employment, he has had access to Employer’s confidential information.  Employee agrees not to use or disclose to any person or entity, at any time, any confidential information of Employer without first obtaining Employer’s written consent.  The term “confidential information” means any information not generally known which concerns Employer’s business or proposed future business and which gives or is intended to give Employer an advantage over its competitors who do not have the information.  Employee agrees that he is required to return all severance payments provided under the Letter Agreement if he fails to maintain the confidentiality of the proprietary information of Employer.  This amount shall serve as liquidated damages for the failure to maintain the confidentiality of the proprietary information and not as a penalty, and has been agreed to as a fair approximation of the damages likely to result from Employee’s failure to act properly with respect to the confidential information, and shall not release Employee from the effect of this Waiver.

6.                                      This Waiver shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or that Employee has any rights whatsoever against Employer or the other released parties set forth in paragraph 2 above.

7.                                      Employee specifically acknowledges the following:

a.                                      That Employee does not release or waive any right or claim that he may have which arises after the date of this Waiver.

b.                                      That he is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

c.                                       That he possesses sufficient education and experience to fully understand the terms of this Waiver as it had been written, the legal and binding effect of the Waiver, and the exchange of benefits and promises herein.

d.                                      That he understands and agrees that Employer’s obligations to perform under the Letter Agreement is conditioned upon Employee’s performance of all agreements, releases and covenants to Employer.

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e.                                       That he has twenty-one (21) days to consider this Waiver.

f.                                        That he has seven (7) days to revoke this Waiver after acceptance.  A revocation must be in writing stating: “I hereby revoke the Waiver and General Release of Claims I executed on [insert date]” and postmarked via certified mail within such seven (7) day period to Walter Energy, Inc. attention Human Resources - Compensation, Post Office Box 361370, Birmingham, Alabama 35236-1370.  This Waiver shall not become enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in Alabama, then the revocation period (and the deadline for the postmarking of the revocation letter) shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

g.                                       That he has read this Waiver fully and completely and he understands its significance.

h.                                      That he enters into this Waiver knowingly and voluntarily and on his own free will and choice.

i.                                          That he has been encouraged and given significant opportunity to consult with an attorney of his choice.

8.                                      Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Waiver, the prevailing party to such action, including appeals, shall be entitled to all their costs and attorneys’ fees.

9.                                      This Waiver shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

10.                               Employee represents that no inducements, statements or representations have been made that are not set out in this Waiver or the Letter Agreement and that Employee does not rely on any inducements, statements or representations not set forth herein or therein.

11.                               Employee acknowledges that any and all prior understandings and agreements between the parties to this Waiver with respect to the subject matter of this Waiver are merged into this Waiver, which fully and completely expresses the entire Waiver and understanding of the parties to this Waiver with respect to the subject matter hereof.  This Waiver may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Waiver.

12.                               This Waiver shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware.  The language of all parts of this Waiver shall in all cases be

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construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Waiver.

13.                               Should any provision of this Waiver be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Waiver.

PLEASE READ CAREFULLY.  THIS WAIVER INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name Printed:

Date:

Date hand delivered to Employee:	.

21-day period to consider this Waiver ends:	.

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